Exhibit 10.3
Summary of Compensation Information of Francis Jose, Chief Executive Officer

In connection with Mr. Jose’s appointment as Chief Executive Officer, effective August 30, 2021, the Company’s Compensation Committee (the “Compensation Committee”) approved an increase to Mr. Jose’s annual base salary from $315,000 to $345,000, effective as of August 30, 2021.